UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2016

T2 BIOSYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36571	20-4827488
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

101 Hartwell Avenue, Lexington, Massachusetts 02421
(Address of principal executive offices, including Zip Code)

(781) 457-1200
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 1, 2016, T2 Biosystems, Inc. (the “Company”), entered into a Co-Development, Collaboration and Co-Marketing Agreement (the “Agreement”) with Allergan Sales, LLC, an affiliate of Allergan plc (“Allergan Sales”) to develop (1) a direct detection diagnostic test panel of six bacteria species directly in whole blood (the “T2Bacteria II Panel”) and (2) a direct detection diagnostic test panel of six resistance markers  directly in whole blood (the “T2GNR Panel” and, together with the T2Bacteria II Panel, the “Developed Products”).  In addition, Allergan Sales will receive the right to co-market the Developed Products and certain other Company products under the Agreement.

Under the terms of the Agreement, the Company will receive an upfront payment of $2 million from Allergan Sales and additional milestone payments upon achieving certain developmental milestones for total aggregate payments of up to $4 million.  The Company will retain the exclusive right to sell and distribute the Developed Products worldwide, subject to Allergan Sales’ right to co-market the Developed Products.   Allergan Sales, at its election, may co-market the Developed Products and certain other Company products in the U.S. and, subject to satisfaction of certain conditions, in the rest of the world and will receive commission payments from the Company on its sales of those products under the Agreement.

Either party may terminate the Agreement upon the occurrence of a material breach by the other party (subject to a cure period).

The foregoing summary is qualified in its entirety by reference to the Agreement, a copy of which will be attached as an exhibit to the Company’s Annual Report on Form 10-K for the period ending December 31, 2016.

Item 8.01 Other Events

On November 1, 2016, the Company issued a press release announcing the Company’s entry into the Agreement.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press release issued November 1, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 3, 2016	T2 BIOSYSTEMS, INC.

	By:	/s/ John McDonough
John McDonough
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued November 1, 2016